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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                                (RULE 14A-101)
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[ ] Definitive Proxy Statement              Commission Only (as permitted
[ ] Definitive Additional Materials         by Rule 14a-6(e)(2))
[X] Soliciting Material Under Rule 14a-12


                                 AMTRAN, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:

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          The following memorandum was distributed to managers and directors of Amtran, Inc. on May 23, 2001.

                                    * * *



                            INTERNAL CORRESPONDENCE




TO:           All Managers and Directors Holding Stock Options
FROM:         Brian Hunt, Vice President and General Counsel
DATE:         May 23, 2001
SUBJECT:      Stock Options
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          As you know, the Amtran Board of Directors has received a proposal from George Mikelsons to take the Company private. Assuming the transaction closes, all outstanding Amtran common shares owned by the public would be purchased for $21 per share in cash. Each option with an exercise price less than the transaction price of $21 per share would be cashed out at a price equal to the difference between the transaction price, $21 per share, and the exercise price of that option. Options with exercise prices of more than $21 per share would be canceled for no cash payment. In exchange for the cancelation of these options, options that would not otherwise vest would become fully vested (i.e., fully exercisable) in connection with the proposed transaction.

          You have two alternatives with respect to your options with an exercise price of less than the transaction price. You may continue to hold your options without exercising them, and assuming a transaction closes (which we would not expect to occur before August 2001), you would be "cashed out" of all of your options in the manner described above on the closing date. The cash received for those options would be subject to applicable taxes.

          Your second alternative is to make a financial decision independent of the proposed transaction. In other words, as long as the "window" is open, you may exercise your vested options and sell the underlying stock in the open market at prevailing prices. The current window period expires on June 16, 2001 and is expected to re-open on or about July 26, 2001. As always, you may exercise your options and hold the shares regardless of whether the "window" is open or closed. Assuming there is a transaction, those shares which are held would then be purchased for the transaction price on the closing date as described above.

          If an agreement is reached with respect to the proposed transaction, it would be submitted to a shareholder vote for approval. A proxy statement explaining the details of a transaction would be delivered in connection with that shareholder vote.

          If you have any additional questions on the transaction and/or your stock options, please feel free to contact me. Please bear in mind that, as always, I cannot provide you with financial advice.


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IMPORTANT LEGAL INFORMATION

If a merger agreement is entered into with respect to the proposed transaction, a proxy statement will be filed with the SEC by Amtran, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement if and when it becomes available and other documents filed with, or furnished to the SEC by Amtran at the SEC's web site at http://www.sec.gov/. If and when it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Amtran may also be obtained for free by directing a request to Mr. Kenneth K. Wolff at (317) 247-4000.

In connection with any such proxy statement, Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the proposed transaction. Information concerning such participants in the solicitation of proxies by Amtran from shareholders in connection with the merger is contained in the press release filed with the SEC under cover of Schedule 14A by Amtran on May 17, 2001. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement, if and when it becomes available.

Caution Concerning Forwarding-Looking Statements: This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the proposed transaction. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the proposed transaction; the inability to obtain financing to pay the proposed transaction consideration; the costs related to the proposed transaction; litigation challenging the proposed transaction; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.